                                                                    EXHIBIT 99.2
                                                                    ------------

                        Report of Independent Accountants


To  the  Board  of  Directors  of
Bank  of  America,  N.A.  (USA)

We have examined management's assertion, included in the accompanying Report of Management on Compliance with Pooling and Servicing Agreement, that Bank of
America, N.A. (USA), formerly Bank of America National Association, (the "Company") maintained an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition as of December 31, 2000, in compliance with BA Master Credit Card Trust Pooling and Servicing Agreement dated July 19, 1996, as amended December 18, 1998 and including the Series 1996-A, the Series 1996-B, the Series 1997-A, the Series 1997-B, the Series 1997-C, the Series 1998-A, the Series 1998-B, the Series 1998-C, the Series 1999-A, the Series 1999-B and the Series 1999-C Supplements (collectively, the "Agreement"), between the Company, as Transferor and Servicer, and U.S. Bank National Association, formerly First Bank National Association, as Trustee. We have also examined management's assertion, included in the accompanying Report of Management on Compliance with Pooling and Servicing Agreement, about the Company's compliance with sections 3.01(b-d, f), 3.02, 3.04(b), 3.05, 3.08, 3.09, 4.02, 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10,
4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 8.08 - and as to section 4.19 with  respect  to  the Series 1996-B and the Series 1997-B Supplements and as to
section 13.05 where applicable in the previously delineated sections and except for references from such sections to a section (and references therefrom) not specifically delineated herein - of the Agreement for the period January 1, 2000 to December 31, 2000 for the Series 1996-A, the Series 1996-B, the Series 1997-A, the Series 1997-B, the Series 1997-C, the Series 1998-A, the Series
1998-B, the Series 1998-C, the Series 1999-A, the Series 1999-B and the Series 1999-C (collectively, the "Series"). The Company's management is responsible for the maintaining an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with the Agreement (hereafter referred to as "servicing"), and for compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management's assertions.

Our examinations were conducted in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the Company's internal control over servicing and evaluating the design and operating effectiveness of internal control as of December 31, 2000. Our examinations also included examining, on a test basis, evidence about the Company's compliance with the aforementioned sections of the Agreement for the period January 1, 2000 to December 31, 2000 for the Series and performing such other procedures as we considered necessary in the circumstances. We believe that our examinations provide a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over compliance with the specified requirements of the Agreement to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertions that the Company maintained an effective system of internal control over servicing as of December 31, 2000, based upon the criteria for effective internal control described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and that the Company complied with the aforementioned sections of the Agreement for the period January 1, 2000 to December 31, 2000, are fairly stated, in all material respects for the Series.




March  22,  2001

           Report of Management on Credit Card Trust Internal Controls and Pooling and Servicing Agreement Compliance


Internal  Controls

The management of Bank of America, N.A. (USA), formerly Bank of America National Association, (the "Company") is responsible for establishing and maintaining an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with BA Master Credit Card Trust Pooling and Servicing Agreement dated July 19, 1996, as amended December 18, 1998, including the Series 1996-A, the Series 1996-B, the Series 1997-A, the Series 1997-B, the Series 1997-C, the Series 1998-A, the Series 1998-B, the Series 1998-C, the Series 1999-A, the Series 1999-B and the Series 1999-C Supplements (collectively, the "Agreement"), between the Company, as Transferor and Servicer, and U.S. Bank National
Association, formerly First Bank National Association, as Trustee. The system contains monitoring mechanisms, with actions taken to correct identified deficiencies. Even an effective internal control system, no matter how well designed, has inherent limitations, including the possibility of human error and the circumvention or overriding of controls, and therefore, can provide only reasonable assurance with respect to the servicing of accounts and the safeguarding of assets against unauthorized acquisition, use or disposition in compliance with the Agreement. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Management has assessed its internal control system over servicing of accounts and over safeguarding of assets in compliance with the Agreement as of December 31, 2000. This assessment was based on criteria for effective internal control described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, insofar as such criteria related to servicing of accounts and safeguarding of assets in compliance with the Agreement. Based on this assessment, management believes that the Company maintained an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with the Agreement as of December 31, 2000 and that for the period January 1, 2000 to December 31, 2000 the Company was in compliance with the Agreement in all material respects.

March  22,  2001

/s/Terry  L.  Schappert     /s/Cynthia  A.  Brimacombe
-----------------------     --------------------------
Terry  L.  Schappert     Cynthia  A.  Brimacombe
Senior  Vice  President     Vice  President

/s/Victoria  Jahanbani
----------------------
Victoria  Jahanbani
Vice  President